THIRD AMENDMENT
Dan C. Tutcher
Page 4 of 3



               THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Third Amendment to Employment Agreement ("Third Amendment")

is  dated  the 2nd day of March, 1998, and is by and between Midcoast

Energy  Resources, Inc. (the "Employer" or the "Company") and Dan  C.

Tutcher (the "Employee").

                    W  I  T  N  E  S  S  E  T  H:

       WHEREAS,  the  Employer  and  the  Employee  entered  into  an

Employment  Agreement (the "Agreement"), on January 1,  1993,  to  be

effective  April  1,  1993 ("Effective Date"),  as  amended  by  that certain  Amendment to Employment Agreement, dated April 1, 1993  (the

"First  Amendment"),  and as further amended by that  certain  Second

Amendment to Employment Agreement, dated April 14, 1997 (the  "Second

Amendment")  (the  Agreement,  the First  Amendment  and  the  Second

Amendment  shall be herein jointly referred to as the  "Agreement  as

Amended"); and

     WHEREAS, Employer and Employee agree that it is in both of their best  interests  to  amend Section 5(A), Base Salary,  Section  5(C),

Other Benefits, and Section 6(D), Termination of Employment, and  add

Section  5(F), Executive Benefits, Section 6(C), Change  of  Control,

Section  8, Accelerated Vesting of Stock Options, Section 9, Covenant

Not To Compete, and Section 10, Solicitation of Customers.

      NOW, THEREFORE, in consideration of the foregoing, the Employer and the Employee agree as follows:

1. Section 5 (A), Base Salary, is deleted from the Agreement as Amended and replaced with the following:

          A. Base Salary. For all services rendered under this Agreement as Amended, beginning January 1, 1998, the Employer agrees to pay the Employee during the Employment Period an annual minimum salary ("Salary") in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per year, payable in equal semi-monthly installments of SIX THOUSAND TWO HUNDRED FIFTY AND NO/100 DOLLARS ($6,250.00) each, or the equivalent amount payable on any other periodic basis consistent with the Employer's payroll procedures (but no less frequently than monthly). Employer shall make appropriate deductions from Employee's Salary for customary withholding taxes and other employment taxes as required for salaried compensation under Federal, State or Local laws. The foregoing is Employee's minimum Salary and may be adjusted upward from time to time by Employer's Board of Director's Compensation Committee. Employee's Salary shall be in addition to any bonuses (in cash or stock), which shall be given from time to time at the discretion of Company's Board of Director's Compensation Committee.


2.   Section   5(C),  Other  Benefits,  is  amended  by  adding   the
     following:

          C. Other Benefits. Employee shall be entitled to vacation pay in accordance with Employer's written corporate policy and to additional paid or unpaid vacation as approved by the President. Such vacation shall be on a calendar year basis. Effective January 1, 1998, Employee shall be entitled to four (4) weeks vacation pay. In addition, Employee shall be entitled to such holidays and sick leave as well as other benefits, including fringe benefits, provided other employees of Employer and other benefits as may be agreed to by the parties.


3.   The following is added to the Agreement as Amended:

          Section 5, Compensation, Subsection F, Executive Benefits. The Employee shall receive benefits similar to those provided other employees in similar executive level positions who from time to time may be employed by Employer.

          Section 6, Termination of Employment, Subsection C, Change of Control. This Agreement as Amended may be terminated at Employee's option upon a Change of Control of Company. As used herein, "Change of Control" means (i) the sale of all or substantially all of the assets of Company to a person (other than a wholly-owned subsidiary of Company) or related group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of persons (other than a wholly-owned subsidiary of Company) as an entirety or substantially as an entirety in one transaction or series of related transactions, (ii) the first day on which a majority of the members of the board of directors of Company are not continuing Directors (i.e., any member of the board of directors who is a member of the board of directors on the date hereof or who was nominated for election to the board of directors with the affirmative vote of 2/3 of the continuing Directors who are members of the board of directors at the time of such nomination or elections), (iii) the acquisition by any person or group (as so defined) or persons (other than a wholly-owned subsidiary of Company) of more than twenty-five percent (25%) of the total voting power entitled to vote generally in the election of the directors, managers or trustees of Company, (iv) the liquidation or dissolution of Company, or
          (v) Employee is not the acting president and/or chief executive officer of Employer. In the event Employee elects to terminate his employment under this provision, Employee shall receive a lump sum payment equal to fifty percent (50%) of Employee's then current annual salary upon written notice of such election.

          Section 8: Accelerated Vesting of Stock Options. All of the stock options previously or hereinafter granted to the Employee under any and all agreements with Employer shall become immediately exercisable and vested (i) should the Employer discharge Employee, or (ii) upon termination of this Agreement as Amended, as long as such vesting is allowable under the Employer's stock option plan pursuant to which Employee received such options.

          Section 9: Covenant Not To Compete. For a period of twenty-four (24) months from the date of any termination of Employee's employment with the Employer, Employee shall not
          (i) accept employment with or render any services to or form an association with any business directly competitive with the Employer in the areas where it is doing business, or (ii) employ or offer to employ, in a professional capacity in any business directly competitive with the Employer, in the areas where it is doing business, anyone who is or has been a director, office, shareholder, or employee of the Employer. Employee acknowledges that the restrictions imposed by this agreement are fully understood and will not preclude Employee from becoming gainfully employed following a termination of employment with the Employer.

          Section 10: Solicitation of Customers. Unless waived in writing by Employer, Employee further agrees that he will not, directly or indirectly, during the course of employment and for two (2) years thereafter upon termination of this employment contract either voluntarily or involuntarily, or for any reason whatsoever, solicit the trade or patronage of any of Employer's existing customers or prospective customers with whom Employer is negotiating, on the date of termination, regardless of the location of such customers or prospective customers of the Employer throughout the United States with respect to any technologies, services, product, trade secret, or other matters in which the Employer is active.

4. All other provisions of the Agreement as Amended shall remain in full force and effect and shall not be affected by this Third Amendment.

IN WITNESS HEREOF, the parties hereto have executed this Third Amendment, as of the date first written above.

EMPLOYER:                               EMPLOYEE:

MIDCOAST ENERGY RESOURCES, INC.


By: ________________________________
_____________________________
Name: ______________________________              Dan C. Tutcher
Title: _______________________________

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